EXHIBIT 99.1

For Immediate Release


RSL Communications, Ltd. Commences Insolvency
 Proceeding in Bermuda

 RSL Communications PLC, RSL COM Europe Ltd.
Commence Insolvency Proceedings in England

Hamilton, Bermuda - March 19, 2001 - RSL Communications, Ltd. (OTC: RSLCF) announced that insolvency proceedings were commenced in the Supreme Court of Bermuda today. The Bermuda proceeding could result in either a restructuring of the Company's obligations or the sale of its assets. Joint Provisional Liquidators were appointed by the Bermuda Court to oversee the process. At the same time, the Company announced that its wholly owned, non-operating subsidiary, RSL Communications PLC, and its indirect subsidiary, RSL COM Europe Ltd., initiated insolvency proceedings in the London High Court. That process will be administered by Joint Administrators who were appointed by the London Court.

Other than in the U.S., the business and operations of the operating subsidiaries are not involved in any formal insolvency or reorganization proceedings, and all are continuing to provide ongoing services to customers. RSL COM U.S.A., Inc., the principal operating subsidiary in the U.S. and its subsidiary RSL COM Primecall, Inc., filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code on March 16, 2001 in U.S. Bankruptcy Court in the Southern District of New York.

In a related announcement, the Company said that a petition to commence an ancillary proceeding under section 304 of the U.S. Bankruptcy Code has been filed in U.S. Bankruptcy Court for the Southern District of New York. RSL Communications Ltd. maintains executive offices in New York City.

The Company said that Peter Spratt, Randall Eisenberg and Peter Mitchell, partners of PricewaterhouseCoopers, have been appointed Joint Provisional Liquidators in the Bermuda proceedings. Similarly, Peter Spratt, Neville Kahn and Steven Pearson, also partners in PricewaterhouseCoopers, have been appointed Joint Administrators in the London proceedings.

RSL Communications, Ltd., is a facilities-based communications company that provides a broad range of data/internet, voice and value-added product and service solutions to small- and medium-sized businesses in selected markets worldwide.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Factors which may affect actual results include, but are not limited to, the impact of the insolvency proceedings involving the Company and certain of its direct and indirect subsidiaries, the Company's limited liquidity, capital requirements, general economic factors, the impact of rapid industry changes, increased competition, pricing pressures, government regulation, the ability to find potential buyers of assets with sufficient financing, the ability to consummate asset sales on a timely basis, including obtaining necessary governmental and other third party consents, as well as other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. For a detailed discussion of these and other risk factors, please refer to the Company's filings with the SEC, including the Company's Form 10-K for the fiscal year ended December 31, 1999 and the Company's registration statement on Form S-4 filed with the Securities and Exchange Commission in July 2000. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.